Exhibit 10.7

Post Office Box 90808 Lafayette, Louisiana 70509 USA 337.235.2452

TO:	Scott McCarty

FROM:	James Hinch, Chief Administrative Officer

DATE:	April 1, 2021

On behalf of PHI Aviation, LLC., I am pleased to confirm your employment on the following terms and conditions.

Your position title is President and Chief Executive Officer reporting to the PHI Group Inc. Board of Directors. Your annual salary will be $75,000 per year equally divided into 26 pay periods.

As a result of your employment with PHI, you will be eligible to participate in all employee benefits programs such as health insurance, dental, 401(k), life and supplemental life insurance, long term disability, vision care, sick leave, holidays, vacation, etc.

This offer is for at will employment and nothing in this offer should be considered a guarantee of continued employment with PHI. Your employment may be terminated by you or by PHI at any time, with or without cause.

Please signify your understanding and acceptance of the terms of your employment in the space provided below.

Sincerely,

James Hinch
Chief Administrative Officer
PHI Group, Inc.

I have read, understand and accept the terms of my employment with PHI:

4/7/21
Scott McCarty	Date